Exhibit 10.22

CONTURA ENERGY, INC.
DEFERRED COMPENSATION PLAN
Effective April [___], 2017
ARTICLE I
PURPOSE; EFFECTIVE DATE
1.1Purpose. The purpose of this Deferred Compensation Plan (hereinafter, the “Plan”) is to permit a select group of management and highly compensated employees of Contura Energy, Inc. and its subsidiaries to provide additional retirement income to plan participants in excess of what they may be entitled to receive under the Company’s other retirement benefit plans. It is intended that this plan, by providing this supplemental retirement opportunity, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.
1.2Effective Date. The Plan is effective as of April [_____], 2017.
ARTICLE II
DEFINITIONS
For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1Account. “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. The Account available for each Participant shall be identified as a Supplemental Retirement Plan Account (“SRP Account”)
2.2Beneficiary. “Beneficiary” means one or more persons or entities designated by the Participant to receive any Plan benefits payable after the Participant’s death.
2.3Board. “Board” means the Board of Directors of the Company.
2.4Committee. “Committee” means the Compensation Committee of the Board.
2.5Company. “Company” means Contura Energy, Inc. a Delaware corporation, and any direct or indirect subsidiary that has adopted this Plan or any successor to the business thereof. Any reference herein to the “Company” should, except as the context otherwise requires, be interpreted as a reference to the Participant’s particular employer.
2.6Eligible Compensation. “Eligible Compensation” means any compensation (including base salary and incentive compensation) considered as “eligible compensation” for purposes of any tax-qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code of 1986, as amended, (the “Code”), (any such plan, a “Qualified Retirement Plan”) during the applicable calendar year. For purposes of this Plan, Eligible

Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to any Qualified Retirement Plan or any other non-qualified plan which permits the voluntary deferral of compensation.
2.7Compensation Limit. “Compensation Limit” means the annual compensation limit specified under Section 401(a)(17) of the Code.
2.8Determination Date. “Determination Date” means the last day of each calendar quarter.
2.9Interest. “Interest” means the amount credited to a Participant’s Account(s) on each Determination Date.
2.10Financial Hardship. “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or a dependent (as defined in Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
2.11Management Administrator. “Management Administrator” means the Senior Vice President of Human Resources or such other person designated to act in such capacity by the Company’s Chief Executive Officer.
2.12Participant. “Participant” means any eligible employee who has received a SRP Contribution. Such employee shall remain a Participant in this Plan for the period of deferral and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof; provided, however, the foregoing provisions shall not limit the Committee’s discretion to determine whether an employee remains eligible to continue to actively participate in the Plan.
2.13Plan. “Plan” means this Deferred Compensation Plan, as amended from time to time.
2.14Service. “Service” is calculated based on hours of service within a calendar year. A year of Service will be credited when a Participant performs 1,000 hours of service within a calendar year. An hour of service is an hour for which the Participant is paid or entitled to be paid.
2.15Separation from Service. “Separation from Service” shall mean a Participant’s death or other termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code and the Treasury Regulations and guidance thereunder (collectively, “Section 409A”). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1), (2) and (3) of the Code and Treasury Regulation Section

1.414(c)-2; provided, further, that where legitimate business reasons exist (within the meaning of Treasury Regulation Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has a Separation from Service will be determined based on all of the facts and circumstances and in accordance with Section 409A.
2.16SRP Contribution. “SRP Contribution” means the contribution made by the Company credited to the Participant’s SRP Account.
2.17Specified Employees. “Specified Employees “means key employees of the Company, as defined in Section 416(i) of the Code without regard to paragraph (5) thereof, as determined in accordance with the procedures established by the Committee.
2.18Valuation Funds. “ Valuation Funds “ means one or more of the independently established funds or indices, as authorized by the Committee, used to calculate the Interest that is credited to each Participant’s Account(s) in accordance with the terms of the Plan. Any such funds or indices represent hypothetical investments and do not represent actual investments, and shall not convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The determination of the increase or decrease in the performance of each Valuation Fund shall be determined in accordance with the procedures established by the Committee. The Committee shall select one or more Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time in the discretion of the Committee.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
3.1Eligibility and Participation.
(a)Eligibility. Eligibility to participate in the Plan shall be limited to key employees of the Company who are designated by the Chief Executive Officer or EVP – Chief Administrative Officer of the Company, from time to time, and approved by the Committee; provided, however, that the Committee may delegate the authority to approve an employee’s participation in the Plan to an officer or officers of the Company in its reasonable discretion.
(b)Participation. An employee’s participation in the Plan shall be effective upon being approved by the Committee or its delegate to participate in the Plan or as otherwise provided by the Committee; provided, however, that the Committee reserves the discretion to limit an employee’s ability to continue to participate in the Plan in the future.
ARTICLE IV
SUPPLEMENTAL RETIREMENT ACCOUNT
4.1Account. SRP Contributions and Interest shall be credited to the Participant’s Account. The Account shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2Contributions To SRP Account. The Company shall credit SRP Contributions, if any, to each Participant’s SRP Account as soon as is practical after the close of each calendar year. The amount of the credited contribution under this Section shall be equal to the sum of (a) and (b):
(a)the quotient obtained by multiplying the amount of the Participant’s total annual Eligible Compensation for the preceding calendar year in excess of the Compensation Limit for the preceding calendar year, by the aggregate Company matching contribution percentage for all Qualified Retirement Plans in effect for the preceding calendar year; and
(b)a discretionary contribution that may be made in accordance with Section 4.6.
4.3Determination of Account. Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:
(a)SRP Contributions. The Participant’s Account shall be increased, as appropriate, by any SRP Contributions credited since such prior Determination Date.
(b)Interest. Each Account shall be increased or decreased by the Interest for such Account since such Determination Date.
4.4Vesting of Account. SRP Contributions and discretionary contributions credited to a Participant’s SRP Account and Interest thereon shall become one hundred percent (100%) vested when credited to the Participant’s Account.
4.5Statement of Account. The Management Administrator shall provide to each Participant a statement showing the balances in the Participant’s Account on an annual basis.
4.6Discretionary Contribution. The Committee may grant a discretionary contribution in accordance with Section 4.6(c) and the requirements of this Section. Such a discretionary contribution shall satisfy the following:
(a)The contribution will be a percentage of Eligible Compensation for each applicable Participant (as updated from time to time), which the Committee (or its designee) may establish and adjust, from time to time, in the first quarter of each Plan year. An eligible Participant will be informed of any such adjustment at that time.
(b)The contribution will only be made as determined by the Committee. It is completely discretionary and need not be given to all or any Participants, nor are those eligible required to have the same percentage contribution. Participation in any one year will not ensure participation in any subsequent year.
(c)The contribution, if any, will be credited to an eligible Participant’s Account as of December 31st of the year for which it was granted. An eligible Participant must be actively employed on a full time basis on this date to receive the credit.

(d)Notwithstanding the last sentence of Section 4.6(c), an eligible Participant will receive a prorated credit as of December 31st of the year for which it was granted if the Participant’s employment is terminated during such year for any of the following reasons: (i) death; (ii) disability; (iii) involuntary termination by the Company without cause; (iv) termination by the Participant for good reason; or (v) upon an involuntary termination associated with, or in connection with, a change in control of the Company (as determined by the Company in its sole discretion prior to the change in control).
(e)For purposes of this Section 4.6, the terms “disability.” “cause,” “good reason,” and “change in control” shall have (i) the meanings ascribed to them in any employment agreement between the Company and the Participant or (ii) if there is no such agreement, then the meanings ascribed to them in the Contura Energy, Inc. 2017 Long-Term Incentive Plan, whether or not the Participant is a participant in such Long-Term Incentive Plan.
ARTICLE V
PLAN BENEFITS
5.1SRP Account. The Participant’s SRP Account shall be distributed to the Participant in a single lump sum cash payment on the six-month anniversary of the Participant’s Separation from Service.
5.2Death Benefit. Upon the death of a Participant prior to the distribution of a Participant’s SRP Account under this Plan, the Company shall pay to the Participant’s Beneficiary within 60 days following the Participant’s date of death a single lump sum cash payment equal to the Participant’s SRP Account balance.
5.3Hardship Distributions. Upon request of a Participant and a finding by the Committee that a Participant has suffered a Financial Hardship, the Committee may, in its discretion and subject to Section 409A, make a distribution from the Participant’s Account balance. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s needs resulting from the Financial Hardship, plus amounts necessary to pay taxes and penalties reasonably anticipated as a result of such distribution. In determining the amount of such distribution, the Committee shall take into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not itself cause severe Financial Hardship).
5.4Small Account. The Committee, in its discretion and subject to Section 409A, may distribute the Participant’s Account in a lump sum if the present value of the Participant’s remaining unpaid Account balance (and all other amounts required to be aggregated with such account under Section 409A) falls below the applicable dollar amount under Section 402(g)(1)(B) of the Code. Any such exercise of discretion shall be evidenced in writing not later than the date of payment.
5.5Withholding; Payroll Taxes. All SRP Contributions and discretionary contributions granted to Participants, and all benefits payable under the Plan shall be subject to any federal, state or local taxes required by law to be withheld. At the time that tax withholding is required, if an amount is contributed or payable under the Plan to the Participant’s Account, the amount of the required tax withholding shall be withheld from such contribution or payment. If, however, an amount is not then contributed or payable or the amount contributed or payable under the Plan to the Participant is less than the required withholding, the Participant shall pay to the Company, not later than the date such withholding is required, the amount of the required tax withholding or, at the sole election of the Company, the amount of required tax withholding shall be withheld from other compensation or amounts payable to the Participant. The Participant shall hold the Company harmless from any liability for acting to satisfy the withholding obligation in this manner.
5.6Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.
5.7Effect of Payment. The full payment of the applicable benefit under this Plan shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.
ARTICLE VI
BENEFICIARY DESIGNATION
6.1Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account balance. Each Beneficiary designation shall be in a written form acceptable to the Committee and shall be effective only if filed with the Management Administrator during the Participant’s lifetime. Designation by a married Participant to the Participant’s spouse of less than a fifty percent (50%) interest in the benefit due shall not be effective unless the spouse consents in writing to the designation, or it is established that the consent cannot be obtained because the spouse cannot be located.
6.2Changing Beneficiary. Any Beneficiary designation may be changed by filing of a new Beneficiary designation with the Management Administrator. A married Participant’s Beneficiary designation may be changed by a Participant, with the consent of the Participant’s spouse as provided for in Section 6.1 above, by the filing of a new designation. Any such new Beneficiary designation shall cancel all prior designations previously filed by the Participant.
6.3Change in Marital Status. If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(a)If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed herein.
(b)If the Participant is unmarried at death but was married when the designation was made:
(i)The designation shall be void if the spouse was named as Beneficiary; and
(ii)The designation shall remain valid if a non-spouse Beneficiary was named.
(c)f the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed herein.
6.4No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)The Participant’s surviving spouse;
(b)The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or
(c)The Participant’s estate.
6.5Effect of Payment. Payment to the Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE VII
ADMINISTRATION
7.1Committee; Duties. This Plan shall be administered by the Committee and, where applicable, by the Management Administrator, and any of their designees. The Committee and, where applicable, the Management Administrator, shall have the exclusive authority and discretion to interpret, construe, and administer the provisions of the Plan and to decide all questions concerning the Plan and its administration. Without limiting the foregoing, the Committee and, where applicable, the Management Administrator, shall have the authority, from time to time, to: determine eligibility for and the amount of benefits, if any, due under the Plan; determine amounts payable under the Plan; interpret the Plan, to make factual determinations, to correct deficiencies, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan; make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan; and establish rules and regulations for the administration of the Plan.
7.2Agents. The Committee and, where applicable, the Management Administrator, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
7.3Binding Effect of Decisions. The decision or action of the Committee and, where applicable, the Management Administrator, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
7.4Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and, where applicable, the Management Administrator, against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, and, where applicable, the Management Administrator, except in the case of gross negligence or willful misconduct.
ARTICLE VIII
CLAIMS PROCEDURE
8.1Claim . Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Management Administrator, which shall respond in writing as soon as practical.
8.2Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
(a)The reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b)A description of any additional material or information required and an explanation of why it is necessary; and
(c)An explanation of the Plan’s claim review procedure.
8.3Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
9.1Amendment. The Company reserves the right to amend, modify or suspend the Plan, in whole or in part, at any time; provided however, that any such amendment, modification or suspension shall not reduce the accrued benefit of any Participant. Notwithstanding, the Company may, in its sole discretion and without the Participant’s consent, modify or amend the terms of the Plan, or take any other action it deems necessary or advisable, to cause the Plan to comply with Section 409A (or an exception thereto) .
9.2Company’s Right to Terminate. The Company reserves the right to terminate the Plan, in whole or in part, at any time; provided however, that any such termination shall not reduce the accrued benefit of any Participant. Termination of the Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A or other applicable law.
ARTICLE X
MISCELLANEOUS
10.1Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.
10.2Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred compensation receivable from, and contributions by, the Company and shall not be an obligation of another company.
10.3Section 409A. Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan shall be administered, interpreted and construed in accordance with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). It is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A and the Plan shall be interpreted and construed accordingly in order to comply with Section 409A. Accordingly, if a Participant is a Specified Employee for purposes of Section 409A and a payment subject to Section 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under Section 409A. Notwithstanding any provision of the Plan to the contrary, in no event shall the

Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.
10.4Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of Company or any other party for payment of benefits under this Plan. Any property held by Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligations under the Plan shall be unfunded and unsecured promises to pay money in the future.
10.5Trust Fund. Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Company may establish one (1) or more trusts, with such trustees as the Board may approve, for the purpose of assisting in the payment of such benefits. Although such a trust may be irrevocable, its assets shall be held for payment of all Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company.
10.6Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
10.7Not a Contract of Employment. This Plan shall not constitute a contract of employment between Company and a Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.
10.8Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.
10.9Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Tennessee, except as preempted by federal law.
10.10Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
10.11Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in company’s records.
10.12Successors. The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

CONTURA ENERGY, INC.

By:
Name:
Title:

Exhibit A

Valuation Funds as of April [____], 2017
Moody’s Seasoned Aaa Corporate Bond Yield